Exhibit 5.3

Mayer, Brown & Platt

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

Main Telephone
312-782-0600
Main Fax
312-701-7711

[Closing Date]

Sears National Bank
4605 E. Elwood Street
Phoenix, AZ 85040

Re: Sears National Bank Receivables Transfers

Ladies and Gentlemen:

        We have acted as counsel to Sears National Bank, a national banking association (the "Bank"), in connection with: (i) the transfer of certain credit account receivables by the Bank to Sears, Roebuck and Co., a New York corporation ("Sears"), pursuant to the Assignment of Accounts and Sale of Receivables Agreement, dated as of September 15, 1994, as amended and supplemented by the Amendments, Bank Originated Accounts Assignments and Additional Accounts Assignments described on Exhibit A hereto (collectively, the "Assignment Agreement"), between the Bank and Sears; (ii) the sale and contribution of such credit account receivables by Sears to SRFG, Inc. (f/k/a Sears Receivables Financing Group, Inc.), a Delaware corporation (the "Company"), pursuant to the terms of the First Amended and Restated Purchase Agreement, dated as of July 31, 1994, as amended (the "Purchase Agreement"), and pursuant to the terms of the First Amended and Restated Contribution Agreement, dated as of July 31, 1994, as amended (the "Contribution Agreement"), both between Sears and the Company (collectively, the "Sale Agreement"); (iii) the Receivables Warehouse Agreement, dated as of December 21, 1995 between Sears and the Company; and (iv) the transfer of certain such receivables to the Sears Credit Account Master Trust II (the "Trust") under the Pooling and Servicing Agreement, dated as of July 31, 1994 (the "Pooling and Servicing Agreement"), as amended by the Series Supplement, dated as of the date hereof (the "Series Supplement"), as amended by the documents described on Exhibit B hereto, each among Sears, the Company and The First National Bank of Chicago(now known as Bank One, National Association), as Trustee (the "Trustee").

CHICAGO BERLIN CHARLOTTE COLOGNE HOUSTON LONDON LOS ANGELES NEW YORK WASHINGTON

INDEPENDENT MEXICO CITY CORRESPONDENT: JAUREGUI, NAVARETTE, NADER Y ROJAS
INDEPENDENT PARIS CORRESPONDENT: LAMBERT & LEE

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

        All capitalized terms used herein and not otherwise defined shall have the meaning specified in the Assignment Agreement unless the context clearly indicates otherwise. As used herein, the term "Accounts" does not include Additional Accounts other than the Accounts transferred pursuant to the Additional Accounts Assignments. As used in this opinion, the term "Receivables" includes only those Receivables that (i) came into existence from and after the applicable Initial Transfer Dates, Account Transfer Dates and Origination Dates, as applicable, and (ii) arise from Accounts that are owned by the Bank and are set forth on Schedule I of the Pooling and Servicing Agreement as of the date of this opinion, except Receivables of Charged-Off Accounts. The term "UCC" means the Uniform Commercial Code as in effect in the State of Illinois. The phrase "security interest" is used herein as defined in Section 1-201(37) of the UCC and includes any interest of a buyer of accounts which is subject to Article 9 of the UCC. The transfers of the Receivables by the Bank to Sears pursuant to the Assignment Agreement are referred to below as the "Transfers."

        We have reviewed the following documents and any exhibits thereto for purposes of this opinion (the "Relevant Documents"):

1.	the Assignment Agreement;
2.	the Pooling and Servicing Agreement;
3.	the Sale Agreement;
4.	the Warehouse Agreement;
5.	the Purchase and Contribution Agreements (as defined in the Warehouse Agreement);
6.	an opinion of Greenberg, Traurig, P.A. (the "Arizona Counsel Opinion") with respect to certain matters of Arizona law; and
7.	a copy of the Articles of Association of the Bank, certified by the Secretary of the Bank.

    The Bank is a national banking association. The United States Bankruptcy Code (the "Bankruptcy Code") does not apply to national banking associations. See 11 U.S.C. 109(b)(2). Therefore, the provisions of the Bankruptcy Code that impact the right of a secured creditor to liquidate collateral do not apply in the event of the insolvency of the Bank.

    The provisions in the National Banking Act concerning receiverships and the provisions in the Bank Conservation Act concerning the appointment of conservators apply to national banking associations. In addition, the

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1811 etseq. (the "FDIA" or the "Act"), sets forth certain powers granted to the Federal Deposit Insurance Corporation (the "FDIC") as conservator or receiver for a national banking association.

    We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of Illinois, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

    We note that the location of the Bank designated by the Bank in its Articles of Association is situated in the State of Arizona. You understand that the transactions that are the subject of the opinions set forth in this opinion letter involve significant matters governed by Arizona law and, insofar as such matters are governed by Arizona law, we refer you to the Arizona Counsel Opinion. The opinions expressed herein are subject to the applicable assumptions, qualifications and limitations set forth in the Arizona Counsel Opinion.

    We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.

I. ASSUMPTIONS OF FACT

    In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on the Relevant Documents and on facts provided to us by the Bank and Sears orally or through certificates of officers or executives, which we assume have been and will continue to be true. Based on the officers certificates referenced above, corporate records, discussions with representatives of Sears and the Bank, and a review of certificates of public officials and other instruments and the Relevant Documents, we understand such facts to be as follows:

1.    Transactions

    Pursuant to the Assignment Agreement, the Bank, which is an insured depository institution, will sell to Sears additional receivables arising in the future in the accounts owned by the Bank at a price equal to the face amount of such receivables to be paid in cash. To the extent such a transfer is deemed not to constitute an absolute transfer, the Bank will grant a security interest to Sears in such receivables. Sears will sell or contribute such receivables arising in the accounts to the Company pursuant to the Purchase Agreement and the Contribution Agreement, or Sears will confirm the sale or contribution of such receivables arising in the accounts to the Company pursuant to the Warehouse Agreement. The Company will in turn transfer such receivables to the Trustee pursuant to the Pooling and Servicing Agreement, and the Trust will issue certificates reflecting beneficial interest in the Trust (the "Certificates") entitling their

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

holders to receive payments depending primarily on the cash flow from such receivables. The Trust is primarily engaged in acquiring and holding the Receivables and in activities related or incidental thereto, in connection with the issuance of the Certificates. The most senior class of Certificates issued by the Trust will have been rated at the time of issuance in one of the four highest long-term debt categories by one or more nationally recognized rating agencies. The Bank's records will clearly reflect the sale and transfer of the Receivables to Sears, and the computer records of Sears have been or will be electronically marked to indicate clearly the transfer to the Company and the Trust.

    The transfer is intended by the Bank and Sears as a sale and absolute transfer. We assume without independent investigation that the transfer meets all conditions for sale accounting treatment under generally accepted accounting principles, other than the "legal isolation" condition (which is addressed below).

    The Bank received or will receive, in each case at the time of transfer, face value from Sears in return for the transfer of its interest in the Receivables and the proceeds thereof, which amount constitutes adequate consideration for the interest transferred. The Assignment Agreement is consistent with the terms that would result from arm's-length negotiations between the Bank and Sears (as contemplated by Section 23B of the Federal Reserve Act, 12 U.S.C. § 371c-1, the "Federal Reserve Act") and was entered into in the ordinary course of the Bank's business. Appropriate UCC-1 financing statements have been filed to perfect the transfer of the Receivables from the Bank to Sears (an to maintain the perfection thereof) in Arizona.

2.    Bank Procedures

    The Assignment Agreement and the receipt of the consideration for the Bank's obligations thereunder were approved by the board of directors of the Bank, and such approval is reflected in the minutes of the meetings of the board of directors. Each agreement relating to the transactions described herein has been and will be, continuously from the time of execution thereof, an official record of the Bank. Each such agreement and the transactions described herein are not subject to a cease and desist order made under Section 8(b)(6)(D) of the Act, and are not inconsistent with any formal or informal enforcement action by a bank regulatory agency.

    The Bank is not, as of the date of each transfer of Receivables under the Assignment Agreement, insolvent or on the verge of insolvency and is not rendered insolvent or on the verge of insolvency by reason thereof. No such transfer is made in contemplation of insolvency, and each such transfer is made in good faith and without the intent to hinder, delay or defraud the Bank or any of the Bank's creditors.

    Immediately prior to their transfer by the Bank pursuant to the Assignment Agreement, the Bank owns the Receivables, and neither the Receivables nor the proceeds thereof

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement.

    Before the Initial Account Transfer Date and the Account Transfer Dates, and periodically after each Origination Date, Sears had in its possession a list of Accounts with respect to the Receivables.

    We have assumed that all statements contained in the certificates delivered to us by the Bank or Sears are accurate and correct. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described in this paragraph, such person has knowledge of all of the relevant facts.

II. OPINION

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof:

  The Receivables constitute "accounts" as defined in Sections 9-102 of the UCC. Under the UCC (including the choice of laws provisions thereof), while a debtor is "located" in a jurisdiction (with certain exceptions not relevant to this opinion) the local law of that jurisdiction governs perfection, the effect of perfection or nonperfection and the priority of a nonpossessory security interest in personal property. The internal laws of the State of Arizona govern the perfection by the filing of financing statements of Sears' security interest in the Receivables transferred by the Bank pursuant to the Assignment Agreement.
  The Assignment Agreement creates a valid security interest in favor of Sears, in the Bank's right, title and interest in and to the Receivables and the proceeds thereof.
  The FDIC has issued a regulation, "Treatment by the Federal Deposit Insurance Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation," 12 CFR § 360.6 (the "Rule"). We hereby advise you that it is our opinion that (i) the Rule is applicable to the Transfers, and (ii) under the Rule, the FDIC could not, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. §1821(e), reclaim or recover the Receivables or the proceeds thereof from Sears, the Company or the Trust or recharacterize the Receivables or the proceeds thereof as property of the Bank or of the receivership for the Bank.

    We note the following in connection with our opinion immediately above.

    The FDIC, as conservator or receiver for the Bank, retains the right (i) to enforce agreements, notwithstanding any provision thereof providing for termination, default, acceleration, or exercise of rights upon, or solely by reason of, insolvency or the appointment of

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

a conservator or receiver or (ii) to disaffirm or repudiate any agreement to the extent that such agreement imposes continuing obligations or duties upon the Bank in conservatorship or receivership.
    There is a statutory prohibition on any attachment or execution being issued by any court upon assets in the possession of the FDIC as conservator or receiver for the Bank.
    Under Section 1821(d)(12) of the Act, a court is required to grant a stay requested by a conservator or receiver of an insured depository institution, such as the Bank, of any judicial action or proceeding to which such insured depository institution is or becomes a party. Such conservator or receiver may request such a stay for a period not in excess of (i) 45 days in the case of a conservator and (ii) 90 days in the case of a receiver.
    The FDIC, as conservator or receiver for the Bank, retains the statutory right to require Sears, the Company or the Trust, as the case may be, to establish their rights to the Receivables and proceeds thereof by submitting to and completing the claims procedure established by the Federal Deposit Insurance Act, as amended.
    Delays in the exercise of the Trust's rights and interest may occur with respect to assets in the possession of a conservator, receiver, or appointee of either of them by actions unilaterally taken by such conservator, receiver, or appointee prior to the Trust taking action to assert its rights with respect to such assets.

        We do not express any opinion herein:

    as to the Bank's rights in or title to any of the Receivables or the proceeds thereof;
    as to whether the purported absolute transfer of all Receivables now existing or hereafter created is effective to convey to Sears, as of the date of purported absolute transfer, Receivables that do not exist as of the date of such purported absolute transfer, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;
    as to whether the administrative expenses of the FDIC or any other receiver or conservator of the Bank would have priority over Sears interest in Receivables or proceeds thereof; or
    as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of Sears rights in the Receivables, the proceeds thereof or rights to payment.

Mayer, Brown & Platt

SRFG, Inc.
[Closing Date]

    This opinion is furnished by us to you, and is solely for your benefit in connection with the above transactions, and is not to be otherwise used, circulated or relied upon without our express written consent, except that Sears, Roebuck and Co., each of the underwriters for the Series ______ Certificates identified in the ______ prospectus for those Certificates; Standard & Poor's Ratings Services, Moody's Investors Service, Inc., Fitch, Inc., and Bank One, National Association may rely upon each of the foregoing opinions as if such opinions were addressed to them.

Very truly yours,

MAYER, BROWN & PLATT

RFH/TAM

Exhibit A

  AMENDMENTS
a.	First Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of September 16, 1994.
b.	Second Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of September 17, 1994.
c.	Third Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of August 1, 1995.
d.	Fourth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of July 18, 1996.
e.	Fifth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of October 1, 1996.
f.	Sixth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of April 24, 1997.
g.	Sixth Amendment to Assignment of Accounts and Sale of Receivables Agreement, dated as of April 24, 1997.
h.	[Additional Amendments].
  BANK ORIGINATED ACCOUNTS ASSIGNMENTS
a.	Assignment of Receivables of Bank Originated Accounts No. 1, dated as of March 2, 1995.
b.	Assignment No. 2 of Receivables of Bank Originated Accounts, dated as of July 1, 1995.
c.	Assignment No. 3 of Receivables of Bank Originated Accounts, dated as of October 1, 1995.
d.	Assignment No. 4 of Receivables of Bank Originated Accounts, dated as of December 1, 1995.
e.	Assignment No. 5 of Receivables of Bank Originated Accounts, dated as of February 1, 1996.
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f.	Assignment No. 6 of Receivables of Bank Originated Accounts, dated as of April 1, 1996.
g.	Assignment No. 7 of Receivables of Bank Originated Accounts, dated as of June 1, 1996.
h.	Assignment No. 8 of Receivables of Bank Originated Accounts, dated as of August 1, 1996.
i.	Assignment No. 9 of Receivables of Bank Originated Accounts, dated as of October 1, 1996.
j.	Assignment No. 10 of Receivables of Bank Originated Accounts, dated as of December 1, 1996.
k.	Assignment No. 11 of Receivables of Bank Originated Accounts, dated as of February 1, 1997.
l.	Assignment No. 12 of Receivables of Bank Originated Accounts, dated as of April 1, 1997.
m.	Assignment No. 13 of Receivables of Bank Originated Accounts, dated as of June 1, 1997.
n.	Assignment No. 14 of Receivables of Bank Originated Accounts, dated as of August 1, 1997.
o.	Assignment No. 15 of Receivables of Bank Originated Accounts, dated as of October 1, 1997.
p.	Assignment No. 16 of Receivables of Bank Originated Accounts, dated as of December 1, 1997.
q.	Assignment No. 17 of Receivables of Bank Originated Accounts, dated as of February 1, 1998.
r.	Assignment No. 18 of Receivables of Bank Originated Accounts, dated as of April 1, 1998.
s.	Assignment No. 19 of Receivables of Bank Originated Accounts, dated as of June 1, 1998.
t.	Assignment No. 20 of Receivables of Bank Originated Accounts, dated as of August 1, 1998.
A-2
u.	Assignment No. 21 of Receivables of Bank Originated Accounts, dated as of October 1, 1998.
v.	Assignment No. 22 of Receivables of Bank Originated Accounts, dated as of December 1, 1998.
w.	Assignment No. 23 of Receivables of Bank Originated Accounts, dated as of February 1, 1999.
x.	Assignment No. 24 of Receivables of Bank Originated Accounts, dated as of April 1, 1999.
y.	Assignment No. 25 of Receivables of Bank Originated Accounts, dated as of June 1, 1999.
z.	Assignment No. 26 of Receivables of Bank Originated Accounts, dated as of August 1, 1999.
aa.	Assignment No. 27 of Receivables of Bank Originated Accounts, dated as of October 1, 1999.
bb.	Assignment No. 28 of Receivables of Bank Originated Accounts, dated as of December 1, 1999.
cc.	Assignment No. 29 of Receivables of Bank Originated Accounts, dated as of February 1, 2000.
dd.	Assignment No. 30 of Receivables of Bank Originated Accounts, dated as of April 1, 2000.
ee.	Assignment No. 31 of Receivables of Bank Originated Accounts, dated as of June 1, 2000.
ff.	Assignment No. 32 of Receivables of Bank Originated Accounts, dated as of August 1, 2000.
gg.	Assignment No. 33 of Receivables of Bank Originated Accounts, dated as of October 1, 2000.
hh.	Assignment No. 34 of Receivables of Bank Originated Accounts, dated as of December 1, 2000.
ii.	Assignment No. 35 of Receivables of Bank Originated Accounts, dated as of February 1, 2001.
jj.	Assignment No. 36 of Receivables of Bank Originated Accounts, dated as of April 1, 2001.
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kk.	Assignment No. 37 of Receivables of Bank Originated Accounts, dated as of June 1, 2001.
ll.	Assignment No. 38 of Receivables of Bank Originated Accounts, dated as of August 1, 2001.
mm.	[Additional Amendments].
  ADDITIONAL ACCOUNTS ASSIGNMENTS

a.

Assignment No. 1 of Additional Accounts, dated as of March 3, 1995

b.

Assignment No. 2 of Additional Accounts, dated as of August 1, 1995.

c.

Assignment No. 3 of Additional Accounts, dated as of December 1, 1995

d.

Assignment No. 4 of Additional Accounts, dated as of September 1, 1996.

e.

[Additional Amendments].

A-4

Exhibit B

The Pooling and Servicing Agreement has been amended by:
    Assignments of Additional Accounts with the following numbers and dates:

No.	Date
1	October 26, 1994
2	July 19, 1995
3	November 10, 1995
4	December 21, 1995
5	April 24, 1996
6	November 15, 1996
7	August 15, 1997
8	June 29, 1998
9	July 31, 2000
10	January 31, 2001
11	April 6, 2001
12	September 28, 2001

    Reassignments of Receivables with the following dates and numbers:

No.	Date
1	June 30, 1997
2	June 6, 2000

Other amendments dated as of March 31, 1995, December 21, 1995, September 28, 2000, December 7, 2000 and July 20, 2001.

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